Exhibit 99.1
Martin Midstream Partners L.P.
FY 2009 and Q4 2009 Earnings Conference Call
March 5, 2010
8:00 a.m., Central Time
MANAGEMENT DISCUSSION SECTION
Operator
Good morning. Welcome to the Martin Midstream Partners’ Fourth Quarter 2009 Investors Conference Call. This call is being recorded. At this time, I would like to turn the call over to Bob Bondurant, Chief Financial Officer.
Robert D. Bondurant, Executive Vice President and Chief Financial Officer
Thank you, Gavan. And to let everyone know who else is on the call today, we have Ruben Martin, Chief Executive Officer and Chairman of the Board; Wes Martin, Vice President of Business Development; and Joe McCreery, Vice President of Finance and Head of Investor Relations. Before we get started with the financial and operational results for the fourth quarter, I need to make this disclaimer.
Certain statements made during this conference call may be forward-looking statements relating to financial forecasts, future performance and our ability to make distributions to unit holders. The words “anticipate,” “estimate,” “expect” and similar expressions are intended to be among the statements that identify forward-looking statements made during the call.
We report our financial results in accordance with generally accepted accounting principles and use certain non-GAAP financial measures within the meanings of the SEC Regulation G, such as distributable cash flow, or DCF; and earnings before interest, taxes depreciation and amortization, EBITDA.
We use these measures because, we believe, it provides users of our financial information with meaningful comparisons between current results and prior reported results, and it could be a meaningful measure of the Partnership’s cash available to pay distributions.
Still, cash flow should not be considered an alternative to cash flow from operating activities. Furthermore, distributable cash flow is not a measure of financial performance or liquidity under GAAP and should not be considered in isolation as an indicator of our performance.
We also include, in our press release issued yesterday, a reconciliation of distributable cash flow to the most comparable GAAP financial measure. Both our earnings press release and our 10-K are available at our website, www.martinmidstream.com.
Before I begin with my discussion of our fourth quarter performance, I want to point out the financial statement reporting impact in this year’s 10-K of our acquisition of the Cross naphthenic lube refining assets from our general partner.

In November 2009, the Partnership acquired the refining assets of Cross Oil Refining & Marketing, Inc., referred to from here on as “Cross,” from Martin Resource Management Corporation, our general partner, for considerations consisting of the issuance of approximately 800,000 common units at a price of $27.96 per common unit and approximately 890,000 subordinated units at a price of $25.16 per subordinated unit, resulting in total consideration of approximately $45 million.
Additionally, our general partner contributed $900,000 in cash to the Partnership in conjunction with the issuance in order to maintain its 2% general partner interest.
The Partnership accounted for the Cross acquisition as a transfer of net assets between entities under common control pursuant to the provisions of FASB Accounting Standards Codification 850. The Cross refining assets were recorded at $33 million, which represents the amounts reflected in our general partner’s historical consolidated financial statements.
ASC 850 also requires that all income statements be revised to include the results of the acquired assets as of the date of common control. Accordingly, the Partnership’s historical financial statements have been recast for periods subsequent to December 31 of ‘06.
Our general partner acquired Cross in November 2006. However, the activity for the Cross that was owned by our general partner during 2006 was not considered significant to the Partnership’s consolidated financial statements and, thus, not included.
As a result of this accounting rule, our 2007, ‘08 and ‘09 financial results are being reported to assume that the Partnership owned the naphthenic refinery assets during this period. On a segment basis, the effects of these recast financial statements show up in our Terminalling segment.
In our 2009 10-K, we have provided, on page 50, a reconciliation from the actual results of our Partnership to the recast results as if the Partnership owned Cross for the entire years of ‘07, ‘08 and ‘09. This reconciliation is important, when one considers the actual performance of the Partnership or seeks comparative year-over-year analysis.
Also, I would like to point out the results of Cross that were recast into our historical financials were based on the actual results of the refinery, including volumes and margins sold. The marketing and inventory risks that were not transferred to Martin Midstream Partners were recast into the financials.
Another way to say it is — the financial results of Cross recast into our financials were not based on our throughput contract going forward, which will add at least an incremental $10 million of cash flow in 2010. Therefore, I must exclude the recast financial effects of Cross in my operational discussion that I will now begin.
As with other MLPs, we believe the most important measure of our performance is distributable cash flow. I’m going to deviate a little bit from our script here and comment on our earnings press release yesterday, on page 12, the DCF table could be, on initial blush, a little confusing.

The columns on the left for the three months and the year-ending are the comparable numbers to prior period’s report. Those were the actual results of Martin Midstream Partners. And then the column in the middle of Cross asset results are additive to get to what was tied to the 10-K. So, again, the key columns are the historical Martin Midstream Partners L.P.
So based on that, our distributable cash flow for the fourth quarter was $12.4 million, a distribution coverage of 1.05 times, and for the year, our distribution coverage was 1.04 times. Based upon our current $0.75 quarterly distribution and yesterday’s close price of $32.03, our LP units are currently yielding 9.4%.
Now, I would like to discuss our fourth quarter performance by segment, again, not including any recast financial information from the Cross transaction. In our Terminalling segment, our cash flow, which is defined as operating income plus depreciation and amortization but excluding any gain on sale of assets, was $6.1 million in the fourth quarter compared to $5 million in the third quarter. The increase in cash flow was primarily a result of increased cash flow in our specialty terminals.
Our specialty terminal cash flow increased $1 million primarily due to the throughput fees earned by the Cross refinery assets. We also have experience increased throughput fees for improved sulfuric acid volumes as strong copper prices have positively influenced asset demand. We also had a $100,000 increase in cash flow from our marine shore base terminals in the fourth quarter as we were able to expand our lube margins.
For 2009, our terminalling cash flow grew to $22.2 million compared to $21.5 million for 2008. For 2010, we believe our Cross assets will add an incremental $10 million to our terminalling cash flow. Also related to our terminalling segment, at the end of December we had a net receivable from our insurance carrier for $600,000 which was collected in January 2010. This was the final insurance payment due from our 2008 Hurricane Ike claim mentioned on previous calls.
In our natural gas services segment, we had an operating income of $0.4 million in the fourth quarter compared to $1.7 million in the third quarter. In the fourth quarter, we had an approximate $500,000 non-cash commodity hedging mark-to-market loss compared to $200,000 non-cash mark-to-market gain in the third quarter. So excluding non-cash mark-to-market adjustments, we had an operating income of $0.9 million in the fourth quarter compared to $1.5 million in the third quarter.
Complementing our natural gas services is our cash flow from our unconsolidated entities which is primarily our 50% owned operating interest in the Waskom Gas Processing plant. For the fourth quarter, our cash flow generated from these unconsolidated entities was $2.1 million, compared to $3.1 million in the third quarter.
So excluding the impact of non-cash mark-to-market adjustments and including our distributions from unconsolidated entities and adding back depreciation and amortization, our natural gas services cash flow for the fourth quarter was $4.3 million, compared to $5.8 million in the third quarter.

During the fourth quarter, our average processing volume at the Waskom plant was 242 million cubic feet per day compared to 255 million cubic feet per day in the third quarter. Processed volumes were constrained due to a third-party pipeline interruption. While the third party pipeline still has some operational issues, volumes to the plant have begun to improve.
While we only processed 235 million a day in January, with our acquisitions of the Harrison Pipeline System in January, we have been able to divert gas away from this third-party line and get it through ours to Waskom. As a result, volumes processed through Waskom in February were 261 million cubic feet per day, an 11% improvement over January. Waskom’s current processing contract is 45% percent of liquids, 36% fee-based, 19% percent of proceeds and less than 1% keep-whole. We currently have 50% of our 2010 volumes hedged and 10% of 2011 volumes hedged. When factoring in our hedge volumes, a $1 change in natural gas pricing affects our cash flow $42,000 per month, and a $10 change in oil pricing changes our cash flow $58,000 per month.
One negative issue we experienced in 2009 compared to previous years was a leaning up of our gas process due to increasing Haynesville Shale production. As a result, the liquids content of our processed gas is down about 15% from historical norms. Fortunately, two changes in 2010 should help improve our liquid recoveries per MMBtu. One is that our Harrison pipeline system will allow us the opportunity to bifurcate dry or lean Haynesville gas from wet or rich Cotton Valley gas. This will allow us to bypass Haynesville gas away from the plant saving incremental process and capacity for wetter Cotton Valley gas.
Also the drilling programs with key producers in our area are forecasting a significant increase in horizontal Cotton Valley drilling in 2010 compared to 2009. The execution of these drilling plans should help to maximize process and capacity at Waskom by the second half of the year with increased volumes of wet Cotton Valley gas. Also in the first quarter of 2010, we expect a strong performance from our legacy wholesale propane business as we have experienced record volumes sales at very strong margins. In the first quarter, we have experienced a very cold winter in our marketing area, which has driven the increased volume demand in our wholesale propane business, thank you global warming. So based on the current operating conditions I’ve just described we expect a significant improvement in cash flow in 2010 from our natural gas services segment when compared to 2009.
In our sulfur services segment, our cash flow was $3.6 million in the fourth quarter, compared to $2.4 million in the third quarter. We experienced a $1.1 million increase in cash flow on the fertilizer side of the business and $0.1 million increase in the pure sulfur side of the business.
We experienced a 22% increase in demand for our fertilizer products in the fourth quarter as our customers executed their traditional winter fuel program. Also our fertilizer group margin return grew to $23.57 in the fourth quarter, up over 200% when compared to the third quarter. These operating metrics were the primary reason for the increased cash flow in the fourth quarter.
Looking toward 2010, we anticipate both a stronger volume demand year and a stronger pricing year. We are generally indifferent to pricing as both our fertilizer and molten sulfur business operate as a margin based business. And our prilled sulfur business operates as a take or pay or reservation fee business.

However, when the sulfur industry does experience volatility in pricing, we believe we are positioned to take positive advantage of pricing changes through our extensive asset infrastructure of trucks, rail cars, inland and offshore barges, strategically located terminals and geographically diverse prilling facilities. Thus we believe our sulfur services segment has come through a trough in 2009 and we anticipate 2010 will provide us an increased cash flow relative to 2009.
In our marine transportation segment, we had cash flow of $5.2 million in the fourth quarter, compared to $6.1 million in the third quarter, a decrease of $900,000.
Our offshore cash flow, decreased $0.4 million in the fourth quarter, compared to the third quarter. Although we experienced increased utilization and revenue of our offshore fleet in the fourth quarter, we had increased operating expenses primarily consisting of unscheduled repairs and maintenance that more than offset the revenue increases. Looking towards the first quarter of 2010, our offshore fleet remains fully employed even though one vessel remains in the spot market.
On the inland side of the business, our cash flow was down $0.5 million in the fourth quarter compared to the third quarter. Although the inland fleet has generally stayed fully utilized, our inland tows in the spot market have experienced downward rate pressure due to weak refinery utilization.
In spite of existing weak refinery utilization, we feel that because of our investment in marine equipment over the last three years, we should remain at least 90% utilized on the inland side. As a result of our net investment in new marine equipment, we anticipated lowering the average age of our fleet from 33 years in 2006 to 19 years by the end of 2010. That fact coupled with our excellent customer service and our ability to haul diverse products should allow us to maintain strong utilization with our inland fleet.
Therefore, we believe our risk in 2010 is on the pricing side of the inland business. We have two inland tows coming off of term contracts that will be re-priced in the spot market in 2010. We anticipated a price reduction of 15% to 20% on those two tows. However, the inland fleet will be approximately 80% under term contracts in 2010, which generally provide stronger day rate pricing than the current spot market.
As a result of this modest re-pricing exposure, we are internally forecasting a slight decrease in cash flow in 2010 compared to the total marine transportation cash flow of $18.8 million in 2009.
So to summarize our fourth quarter activity, terminalling and sulfur services cash flow were up a combined $2.3 million, offset by natural gas services and marine transportation cash flow, which was down by combined $2.4 million. This cash flow offset amongst our operating segments highlights what we believe is the strength of our Partnership, a diverse business segment model, which provides for overall cash flow stability.
Finally our marine capital expenditures for the fourth quarter were $0.8 million and were only $7.5 million for the year. We have begun to realize an improvement in our marine transportation maintenance capital expenditures as a result of significantly lowering the average age of our fleet.
Looking towards 2010, we feel we’ll have maintenance capital expenditures of approximately $9 to $10 million. The increase in these costs in 2010 compared to 2009, will come from expenditures that need to be made at some of our marine shore bases and also at the Cross refinery.
Now I would like to turn the call over to Joe McCreery, who will speak about our liquidity, balance sheet and recent capital markets activity.
Joe McCreery, Vice President of Finance and Head of Investor Relations
Thanks, Bob. I’d like to walk you through the right side of our balance sheet and discuss our liquidity and financial condition. At December 31, 2009 the Partnership had funded debt of approximately $304 million. This consisted of approximately $298 million drawn under our new $336 million senior secured credit facilities, plus $6 million of capitalized leases.
Thus, the Partnership’s available liquidity at December 31, 2009 was approximately $32 million. This compares favorably to the approximate $19 million of available liquidity under our old $325 million credit facility at September 30, 2009.
For the year ended December 31, 2009, our bank compliant leverage ratio, as defined by consolidated secured indebtedness to consolidated adjusted EBITDA, was 3.6 times. Additionally, our bank compliant interest coverage ratio, as defined by adjusted EBITDA to consolidated interest expense, was 4.6 times. Finally, our total debt to total capitalization was 53.5% on December 31, and the Partnership was in full compliance with all covenants, financial or otherwise.
During the fourth quarter 2009, our liquidity position improved significantly, based primarily on two specific transactions. First, as we reported and announced on our third quarter conference call in November, the Partnership completed the Dropdown of the Cross Oil lubricant processing assets from our general partner Martin Resource Management Corporation.
Concurrent with that Dropdown, the Partnership sold 20 million of common equity units, also to our general partner. This issuance of equity provided additional liquidity and perhaps, more importantly, provided for ample delevering of the Partnership’s balance sheet in anticipation of our pending refinancing. After the Cross dropdown transaction and equity infusion, our focus immediately shifted to the refinancing of our credit facilities.
Successfully, on December 21, 2009, the Partnership closed and upsized amended credit facility package with the syndicate of lenders led by Wells Fargo Securities. This new facility replaced the previous $325 million agreement whose commitments were schedule to mature this November. As mentioned, our new facility was upsized to $336 million and is now scheduled to mature November 2012. Our new credit facilities are governed by similar financial covenants as the previous agreement.

In association with the refinancing, our borrowed rate of interest increased from LIBOR plus 200 to LIBOR plus 450 basis points. This substantial increase was due primarily to the conditions we encountered in the credit markets, as opposed to market conditions prevalent, when our previous agreement was put in place in late 2005.
As all of the Partnerships indebtedness is floating rate, we have entered into multiple hedging arrangements, to swap this debt, to fixed rates of interest. Most of these hedges were put in place several years ago, and due to the subsequent drop in rates are now largely out of the money.
At December 31, 2009, we marked the net loss $5.3 million on our hedges in place. However, there may be a silver lining to this dark cloud. Currently low LIBOR levels have helped minimize the additional cash interest expense impact of paying our new higher margin under recently refinanced credit facilities.
It should be noted also that several of these hedges will mature between now and our previously scheduled maturity date of November 10, 2010. Should LIBOR remain at or near its current low levels, we expect our overall cost of borrowing on our credit facility to decrease throughout 2010, as our out of money hedges roll off.
For comparative purposes, our net rate of borrowing under our new credit facility, given effect to all hedges in place at December 31, 2009 was 7.32%. This should be compared to 6.48% at December 31, 2008.
Now let me update on a couple of additional items that have transpired since year-end. Thus far in 2010, we have continued to improve upon our liquidity position. On February 8, we closed a 1.65 million common unit offering priced at $32.35. Including our general partners 2% owners contribution, we raised approximately $51.7 million. This is the first time since May 2007 that the Partnership has issued equity to a public follow-on offering. We were very pleased with our execution and the price we received from our syndicate led by UBS Investment Bank.
The pro forma effect of this equity raise, as we calculate for our bank compliant certificate, reduces the Partnerships leverage to 3.2 times debt-to-EBTIDA. Finally, and subsequent to our equity issuance, last week on February 25, we added a lender to our senior secured credit facilities via our accordion option. This brings our total bank commitments to the Partnership under that agreement to $350 million. As of March 4, 2010 we had approximately $277 million drawn, rendering the Partnership with current available liquidity of approximately $73 million.
As you can appreciate, this is a vast improvement from where the Partnership stood just one quarter ago. We believe our recharged balance sheet and our improved liquidity position allows us to return to strategic growth, both organically and through potential acquisitions.
Gavan, this concludes our prepared remarks this morning. We would now like to open the lines for question-and-answer session. Thank you.

QUESTION AND ANSWER SECTION
Operator
[Operator Instructions] Our next question comes from Darren Horowitz from Raymond James.
Darren Horowitz with Raymond James
Hi, guys. Good morning.
Robert Bondurant — Martin Midstream Partners — CFO
Good morning.
Darren Horowitz with Raymond James
Hi, Bob, we’re also kind of wondering going on with that global warming, here in Houston. Couple of quick questions for you. First, around Waskom, can you quantify the benefit that you think the Harrison Pipeline is going to give you, specifically in terms of better optimizing Waskom?
Ruben Martin — Martin Midstream Partners — CEO
Well, one of things that it did is when we had the third-party problem that we encountered that was feeding our plant, we were able to bypass the third party with that facility and continue to feed the plant with gas that would have been on the other system that we were able to move to the Harrison system. So, when you look at it from that standpoint, it was a big help.
The other thing is again, as we see our gas liquid ratio dropped from about 2.2 gallons, I think we said 15% below that, to about 1.9 to 2 gallons, it’s a lot of it has to do we’re talking up a lot of our capacity at the plant with dryer Haynesville Shale gas, and so what we are trying to do is to separate those two and so that when things kick back up and we move back up, we’ll be able to substitute in to wetter Cotton Valley gas to offset the Haynesville gas which can use up capacity. And we say, weve seen several of our suppliers, several of our dedicated acreages coming back in with Cotton Valley horizontals, which are very prolific too.
Darren Horowitz with Raymond James
Sure. Sure.
Robert Bondurant — Martin Midstream Partners — CFO
It also — it added fee based gas processing to us. So you took 2 million more this year of fee based gas, next year it would be 4 million as we hook up some new connections and so forth. So it’s a situation and that allowed us to not only expand the plant with more gas processing through the water gas, but it also — it kept some gas in our plant that we were worried about losing if we had lost the system to another company, it kept gas that stayed in our system. So it was a positive from several different aspects.

Darren Horowitz with Raymond James
Okay. And then Ruben just to add a little bit more color to that latter point that you mentioned on the horizontal Cotton Valley drilling picking back up. Can you give us a sense in the second half of this year as to the type of run rate that you expect through Waskom?
Robert Bondurant — Martin Midstream Partners — CFO
I think — this is Bob, plant capacity is 285 and our projection is that we actually went into a little bit more than that. That’s a name plate capacity — so it’s going to be — it should be full in the second half of the year.
Darren Horowitz with Raymond James
Okay. Thanks guys. I appreciate it.
Robert Bondurant — Martin Midstream Partners — CFO
Thank you.
Operator
Our next question comes from the line of Ron Londe with Wells Fargo.
Ronald Londe with Wells Fargo
Thanks. Ruben if you could — can you give us some insight into the dynamics that are going on in the sulfur business right now and what your outlook is going into 2010?
Ruben Martin — Martin Midstream Partners — CEO
Yeah, we’ve seen it. Of course, we’ve seen it within 18 months to two years we’ve seen it up at $600 a ton. We’ve seen it down to zero dollars a ton at Tampa within that period which means the refineries in Houston were writing a check for $30 or $40 a ton to get rid of the product. And now we’ve seen it go back to a fairly tight market at this point in time, say back to $90 at Tampa and we expect another increase in the next quarter. And a lot of it has to do of course as we’ve seen with refinery utilization. There is a lot less of the molten sulfur that was coming into the market, as I think refiners were trying to run as much lighter sweeter crude if they could and so — and with the utilization down of course there was less sulfur into the market.
We’ve seen that pick up in the last couple of weeks as you’ve seen and I know everybody has seen the gasoline prove crack as substantially, come up. And so I think we’ve seen some utilization. We’ve kind of seen the sulfur come back to that standpoint. But its still a tight market. When you look at it worldwide, one of the products that of course comes from sulfur is sulfuric acid, and sulfuric acid is a good indicator of economic conditions in certain countries and around the world and we’ve seen it get extremely tight. We’ve seen sulfuric acid cargos go from zero to negative numbers to back up in the $70s to $150 a ton on sulfuric acid. So there’s been a real swing in all of these types of commodities.

So I guess the good news is we have seen it come back up. Our position in the market theoretically doesn’t hurt us on either way. We feel positive about what our position is with the sulfur. And the good news is we had that lag contract that I think we’ve talked about on the other calls that helped us when it came down last year, if you remember the fourth quarter of ‘08, remember we had that big gain and that was when it dropped from 600 down. The good news that contract is no more after June and so we matched up. We’ve matched up the purchase side and we’ve matched up the sale side to a direct, we don’t have any lag. And so while we won’t see the big ups if it comes back down, we won’t see any downs as the market moves up. And we see sulfur and some of these other commodities, as you’ve seen copper back to $340, it’s a situation that we’re seeing these commodities come back. So, our position in sulfur right now is very good, very steady. We’re seeing our volumes increase and we’ve still got some good contracts that are kicking in for prilling services over the next couple of years.
Ronald Londe with Wells Fargo
On the terminalling side, are you seeing any volatility at all due to refinery run?
Ruben Martin — Martin Midstream Partners — CEO
No, we really haven’t. Most of our tankage is set out at regular fee base type numbers. We haven’t seen a big fluctuation in those kinds of things.
Robert Bondurant — Martin Midstream Partners — CFO
And most of our terminalling contracts, on the specialty side of the business it’s all take or pay, no volume throughput kind of stuff. On the shore base side, we have seen our volumes. The shore base side works for the general partner, but we have some minimum volumes of 90 million gallons a year of throughput.
In 2009 the volumes were below that, so the general partner had to cover that shortfall. We have seen, beginning in February, a significant increase in our volumes through our shore base terminals, so we are seeing the market change a bit on that. So I think we’re forecasting probably to hit the minimums, but based upon the volumes going in February, there’s a chance we could be better than the minimums on our shore base side.
Wes Martin — Martin Midstream Partners — VP of Business Development
Of course, our shore base activities are very correlated to the offshore oil and gas drilling in the Gulf of Mexico.
Ronald Londe with Wells Fargo
All right. In the standpoint of Cross refinery, have you made a decision about putting capital into it in terms of the timing?

Robert Bondurant — Martin Midstream Partners — CFO
Well, we have some very modest projects of growth side that probably totals $3 million or so that are less than four multiples. We are evaluating other projects that could be more significant but it’s very early stages of analysis.
Ronald Londe with Wells Fargo
Okay.
Robert Bondurant — Martin Midstream Partners — CFO
Okay.
Ronald Londe with Wells Fargo
Thanks.
Operator
[Operator Instructions] And our next question comes from Mark Easterbrook from RBC Capital Markets.
Mark Easterbrook with RBC Capital Markets
Hi, good morning.
Robert Bondurant — Martin Midstream Partners — CFO
Good morning, Mark.
Mark Easterbrook with RBC Capital Markets
Quick question on you mentioned the drilling in the Cotton Valley might improve. Could you put some numbers around that. Do you have any particular number of rigs that might be coming into the area, any kind of details on that front?
Ruben Martin — Martin Midstream Partners — CEO
No, I really don’t have a total number of rigs but I know that one of our suppliers to the plant had zero last year and they’ve scheduled five...
Robert Bondurant — Martin Midstream Partners — CFO
They said they are going to do 10 but in our model we only used half of that. They were planning 10 horizontal cotton valleys. That’s one large producer. We won’t use their name, but — and that is asymptomatic of what’s happening with other producers in the area too.

Mark Easterbrook with RBC Capital Markets
Okay. And then you mentioned I think some tows that were coming up for renewal, I think two of them. Do you expect those to go back on to a long-term rate structure or into the spot market?
Robert Bondurant — Martin Midstream Partners — CFO
Here is what’s happening as you know most of our marine vessels are employed by generally major refineries. What’s happening is that the refineries need the vessels, but I think in their organizations they can’t term up for any length to time. I think they have a corporate mandate, not to term up things at this time. So what’s happening is they are coming off term contract, but staying employed with that same refinery, but under spot contracts. So, the equipment’s staying employed, obviously the market conditions on pricing are less than what we termed up contracts two or three years ago. I think what will happen, like anything, that they are over reacting, I believe, those majors, on the terming idea and what will happen is the market will get tight again and they will all scramble for term as the pricing comes up.
Ruben Martin — Martin Midstream Partners — CEO
And you have to remember is that if you are talking about a tow that’s getting 6 or 7 thousand dollars a day, if you get a 10% or 15% drop, you are talking about $700, $800 or $1000 a day, tops, on that tow. So when you look at our overall cash flow and again the diverse nature of our Partnership, the overall hit to the Partnership is not that dramatic.
Mark Easterbrook with RBC Capital Markets
Okay. Thanks for the color.
Operator
[Operator Instructions] It seems there are no further questions in the queue.
Robert Bondurant — Martin Midstream Partners — CFO
Yeah, I am going to re-emphasize while Ruben closes the call. Everybody — I hope everybody understood the impact of Cross in the numbers, and again, page 50 has a reconciliation so as you analyze the numbers you need to account for that and also the DCF table. And if you have any questions, if you’re confused at all, please call me or Joe or Wes Martin and we will walk you through that.
So with that, I’ll turn it over to Ruben.
Ruben Martin — Martin Midstream Partners — CEO
Thank you, again. I know that you guys are hearing this for the last year since we formed, but the diverse nature of our Partnership really helped us out in a difficult time that we came through here in 2009. When you look at it we had several, couple of segments up, couple of segments down, parts of our business were flat, but we are seeing an upturn in the business and it is really unlikely that we see a downturn in all of them at same time. I have been doing this for a long time, and I haven’t ever seen that. The best part is when they all get cooking at same time.

We are also encouraged by improved liquidity. Joe has done a great job getting that situation improved and our position and much stronger balance sheet. The good thing that it really helps us on is, we have a lot of, several, a lot of smaller, internal, organic-type projects that we had been delaying based on that liquidity from last year. This loosens that up for a lot of good small projects. I am talking about projects in the $3 to $5 million range that have two, three multiple zone, and so those are the kind of projects that we are going to really concentrate on here in the next few months as we go into 2010 and into ’11 and things get better on our particular side of the balance sheet and our cash flow.
So with that, I appreciate everybody’s time. We appreciate everybody. If you got questions about that, I know that it was kind of a difficult time. I know that coming through the recast of the financials was very difficult, but we got there and we are looking forward to the next few years. Thank you for your time.
Operator
Ladies and gentlemen thank you for you participation in today’s conference. This concludes the program, you may all disconnect. Everyone have a great day.